Exhibit 10.5

            Summary of an Agreement in relation to assignment of debt
             under the Agreements for the transfer of patent rights

Parties                    1.  Shanghai TCH Data  Science &  Technology  Co. Ltd
                           ("A")
                           2. Zhang Naiyao ("B") - owner of patent rights (utility model patent right and the right to make patent application in relation to the invention-creation rights) of a type of power transformer;
                           3. Shanghai Si Fang Co. Ltd ("C")

Date of the Agreement      29  December  2005 (as  amended by the  parties on 10
                           February 2006)

Assignment of debt (which  Parties agree that:-
is owed by A to B  under   - C shall  pay  the  debt  of  RMB22,000,000  to B on
the 2 Agreement relating   behalf of A;
to the utility model       - The  obligation  of A to pay  the  above  debt to B
patent right and the       under the 2  Agreement  relating  to the  transfer of
invention-creation         patent  rights  shall deem to be  fulfilled  upon the
patent rights) from A      receipt of the above sum by B
to C                       - the amount of  RMB22,000,000  shall be settled by C
                           for and on behalf of A. The amount of the purchase consideration paid by C on behalf of A will be applied to offset the trade receivables owed to A by C.
                           Provided that if B fails to provide the necessary technical assistance services to enable A to use the patented technology in producing products in a large scale that meets the standards set by A within one year, A shall have the right to demand for the return of relevant payment received by B in full and to terminate the agreement.

Method of payment          - C shall  pay B  within 5  working  days  after  the
                           receipt of written notice from A
                           - C shall bear the responsibility if the payments are
                           not made in accordance with the  instructions  stated
                           in the written notice issued by A
                           - B may require A to pay directly only if:-
                           a. C fails to pay for more than 30 days;
                           b. C gives  written  notice  to B  indicating  that C
                           would  not   fulfill  the   obligation   to  pay  the
                           consideration; or c. C loses the ability to pay the consideration
                           - if B fails to make the patent technically available for mass production within one year, A shall be entitled to demand for the return of relevant payment
                           (partial or total) as compensation. The exact amount of penalty will be defined in an extra agreement.

Penalty for late           C shall pay B a penalty  in the  amount of 5/10000 of
payment                    the  unpaid   amount   each  day  from  the  date  of
                           non-payment until payment is made.

Tax                        Each party shall bear their own tax liability